Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

October 27, 2023

LPL Financial Holdings Inc.

LPL Holdings, Inc.

4707 Executive Drive

San Diego, CA 92121

Re: Registration of Securities on Form S-3

Ladies and Gentlemen:

We have acted as counsel to LPL Financial Holdings Inc., a Delaware corporation (“LPLFH”) and LPL Holdings, Inc., a Massachusetts corporation (“LPLH,” and together with LPLFH, the “Companies”) in connection with the registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof by the Companies with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of:

(i) shares of LPLFH’s common stock, $0.01 par value per share (the “Common Stock”); and

(ii) one or more series of debt securities of LPLH (the “Debt Securities”), which Debt Securities may include senior debt securities or subordinated debt securities issued under an indenture, including any supplemental indenture related thereto, payments in respect of which will be fully and unconditionally guaranteed by LPLFH (the “Guarantees”).

The Common Stock, the Debt Securities and the Guarantees are referred to herein collectively as the “Securities.”

LPL Financial Holdings Inc.

LPL Holdings, Inc.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Companies, public officials and other appropriate persons.

The opinions expressed below are limited to the laws of the State of New York, the Delaware General Corporation Law and the Massachusetts Business Corporations Act.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that:

1. When (i) the issuance and sale of any shares of Common Stock have been duly authorized by all necessary corporate action of LPLFH and (ii) such shares have been issued and delivered against payment of the purchase price therefor (in an amount in excess of the par value thereof) in accordance with the applicable purchase, underwriting or other agreement, and as contemplated by the Registration Statement, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2. When (i) the terms of any Debt Securities and their issuance and sale have been duly authorized by all necessary corporate action of LPLH and (ii) such Debt Securities have been duly executed, authenticated and delivered against payment of the purchase price therefor in accordance with the applicable definitive purchase, underwriting or similar agreement, as contemplated by the Registration Statement, and in the manner provided for in the applicable indenture, such Debt Securities will constitute valid and binding obligations of LPLH enforceable against LPLH in accordance with their respective terms.

3. When (i) the issuance and terms of any Guarantee have been duly authorized by all necessary corporate action of LPLFH, and (ii) such Guarantee has been duly executed and delivered in accordance with the applicable guarantee agreement, in accordance with the applicable purchase, underwriting or other agreement, and as contemplated by the Registration Statement, such Guarantee will constitute a valid and binding obligation of LPLFH enforceable against LPLFH in accordance with its terms.

LPL Financial Holdings Inc.

LPL Holdings, Inc.

In rendering the opinions set forth above, we have assumed that (i) the Registration Statement will have become effective under the Securities Act, a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and such Securities will have been issued and sold in accordance with the terms of such prospectus supplement; (ii) a definitive purchase, underwriting, or similar agreement, and any applicable indenture (including any supplemental indenture) or guarantee agreement, pursuant to which such Securities may be issued, will have been duly authorized, executed and delivered by the applicable Company and the other parties thereto, and the specific terms of such Securities will have been duly established in conformity with the applicable agreement and the certificate of incorporation and bylaws of the applicable Company (if applicable); (iii) at the time of the issuance of any Securities, the applicable Company will be a validly existing corporation under the law of its jurisdiction of incorporation; (iv) the number of shares of Common Stock issued pursuant to the Registration Statement, together with the number of shares outstanding or reserved at the time of issuance, will not exceed the number of shares authorized by LPLFH’s certificate of incorporation in effect at the time of such issuance; and (v) all the foregoing actions to be taken by the applicable Company will have been taken so as not to violate any applicable law and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the applicable Company or any of its property.

Our opinions set forth above are subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (b) general principles of equity. Our opinions are also subject to the qualification that the enforceability of provisions in the applicable indenture (including any supplemental indenture) providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds. In addition, we express no opinion with respect to the enforceability of (i) any fraudulent transfer savings clause or similar provision of any Guarantee which purports to limit the obligations of LPLFH thereunder or the effect of the unenforceability of such provision on the enforceability of such Guarantee or (ii) rights to receive prepayment premiums or the unaccrued portion of original issue discount upon acceleration of any Debt Securities, in each case to the extent determined to be unreasonable or to constitute unmatured interest.

LPL Financial Holdings Inc.

LPL Holdings, Inc.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP